Exhibit 4.1

27.3   9.0 % Series A Cumulative Perpetual Preferred Shares

27.3.1 Designation and Number of Shares.

There shall hereby be created and established a series of preferred shares of the Company designated as “Series A Cumulative Perpetual Preferred Shares” (the “Series A Preferred Shares”). The authorized number of Series A Preferred Shares shall be 2,300,000. The Company shall have the authority to issue fractional shares of the Series A Preferred Shares. Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share, except that Series A Preferred Shares issued after the date of the first issuance of Series A Preferred Shares (the “Original Issue Date”) shall accrue dividends from the later of the Original Issue Date and the Dividend Payment Date (as defined hereafter) immediately prior to the original issue date of such additional shares for which full cumulative dividends have been paid. As used in this Article 27.3, “accrual” (or similar terms) used with respect to a dividend or dividend period refers only to the determination of the amount of such dividend and does not imply that any right to a dividend in any dividend period that arises prior to the date on which such dividend is declared.

27.3.2 Ranking.

(1)	The Series A Preferred Shares will, as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up, rank:

(a)	senior to all classes or series of the Common Shares and to all other shares issued by the Company expressly designated as ranking junior to the Series A Preferred Shares,

(b)	on parity with any future class or series of the Company’s shares expressly designated as ranking on parity with the Series A Preferred Shares;

(c)	junior to any future class or series of the Company’s shares expressly designated as ranking senior to the Series A Preferred Shares; and

(d)

junior to all the Company’s existing and future indebtedness (including subordinated indebtedness and any indebtedness convertible into Common Shares or preferred shares) and other liabilities with respect to assets available to satisfy claims against the Company and structurally subordinated to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) existing or future subsidiaries of the Company.

(2)

The Company may issue junior shares described in Article 27.3.2(1)(a) above and parity shares described in Article 27.3.2(b) above at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Shares. The Company’s ability to issue any senior shares described in Article 27.3.2(c) above is limited as described in Article 27.3.10(4)(a).

27.3.3 Dividends.

(1)

Subject to the preferential rights, if any, of the holders of any class or series of shares of the Company ranking senior to the Series A Preferred Shares as to dividends, the holders of Series A Preferred Shares will be entitled to receive, when, as and if declared by the board of directors (or a duly authorized committee of the board of directors), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 9.0% of the $25.00 liquidation preference per year (equivalent to $2.25 per year); provided, however, that (a) on the fifth annual anniversary of the Original Issue Date, the dividend rate will increase to 13.0% of the $25.00 liquidation preference per year (equivalent to $3.25 per year) and (b) the dividend rate will increase on the dates that are three, six and nine months after the fifth annual anniversary of the Original Issue Date, respectively, to 17.0% (equivalent to $4.25 per year), 21.0% (equivalent to $5.25 per year) and 25.0% (equivalent to $6.25 per year) of the $25.00 liquidation preference per year. A “dividend period” is the period from and including a dividend payment date (as defined herein) (except that the initial dividend period shall commence on and include the Original Issue Date) and continuing to, but excluding, the next succeeding dividend payment date. Dividends on the Series A Preferred Shares will accumulate and be cumulative from, and including, the Original Issue Date; except that Series A Preferred Shares issued after the Original Issue Date shall accrue dividends from the later of the Original Issue Date and the dividend payment date (as defined herein) immediately prior to the Original Issue Date of such additional shares for which full cumulative dividends have been paid. The Company will be entitled to defer the payment of any declared dividends on the Series A Preferred Stock until the occurrence of a liquidation or Change of Control Event (as defined herein) approved by the Board of Directors of the Company.

(2)

Dividends, when, as and if declared by the board of directors (or a duly authorized committee of the board of directors), will be payable monthly in arrears on the same day of the month as the Original Issue Date, each of which is a “dividend payment date”; provided that if any dividend payment date is not a business day (as defined below), then such date will nevertheless be a dividend payment date but the dividend which would otherwise have been payable on that dividend payment date, when, as and if declared, will be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding business day. As used in this Article 27.3, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(3)

Any dividend, including any dividend payable on the Series A Preferred Shares for any dividend period (or portion thereof) will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series A Preferred Shares as they appear on the central securities register for the Series A Preferred Shares or, where a transfer agent is appointed to maintain the register for the Series A Preferred Shares, in the records of the Company’s transfer agent (the “Transfer Agent”) at the close of business on the applicable record date, which will be the date designated by the board of directors (or a duly authorized committee of the board of directors) for the payment of a dividend that is not more than thirty (30) nor less than ten (10) days prior to the applicable dividend payment date.

(4)

The board of directors (or a duly authorized committee of the board of directors) will not authorize, pay or set apart for payment by the Company any dividend on the Series A Preferred Shares at any time that:

(a)	the terms and provisions of any of the Company’s agreements, including any agreement relating to the Company’s indebtedness, prohibits such authorization, payment or setting apart for payment;

(b)

the terms and provisions of any of the Company’s agreements, including any agreement relating to the Company’s indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or

(c)	the law, including the Business Corporations Act, restricts or prohibits the authorization or payment of dividends on the Series A Preferred Shares.

Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accumulate whether or not (i) the terms and provisions of any of the Company’s agreements relating to its indebtedness prohibit such authorization payment or setting apart for payment, (ii) the Company has earnings, (iii) there are funds legally available for the payment of the dividends, (iv) or the dividends are authorized. Accordingly, if the board of directors (or a duly authorized committee of the board of directors) does not declare a dividend on the Series A Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding up of the Company’s affairs (or earlier redemption of such Series A Preferred Shares), to the extent not paid prior to such liquidation, dissolution or winding up or earlier redemption, as the case may be. No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Shares, which may be in arrears, and holders of Series A Preferred Shares will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to those shares.

27.3.4 Restrictions on Dividends, Redemption and Repurchases.

(1)

So long as any Series A Preferred Shares remain outstanding, unless the Company also has either paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Shares for all past completed dividend periods, the Company will not during any dividend period:

(a)

pay or declare and set apart for payment any dividends or declare or make any distribution of cash or other property on Common Shares or other shares that rank junior to or on parity with the Series A Preferred Shares with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (other than, in each case, (i) a dividend paid in Common Shares or other shares ranking junior to the Series A Preferred Shares with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up or (ii) any declaration of a Common Share dividend in connection with any shareholders’ rights plan, or the issuance of rights, shares or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan);

(b)

redeem, purchase or otherwise acquire Common Shares or other shares that rank junior to or on parity with the Series A Preferred Shares (other than the Series A Preferred Shares) with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (other than (i) by conversion into or exchange for Common Shares or other shares ranking junior to the Series A Preferred Shares with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, (ii) the redemption of shares pursuant to the provisions of these Articles relating to the restrictions upon ownership and transfer of shares, (iii) a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares and any other shares that rank on parity with the Series A Preferred Shares with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, (iv) purchases, redemptions or other acquisitions of shares of the Company ranking junior to the Series A Preferred Shares with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up pursuant to any employment contract, dividend reinvestment and share purchase plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (v) through the use of the proceeds of a substantially contemporaneous sale of shares ranking junior to the Series A Preferred Shares with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, or (vi) purchases or other acquisitions of shares of the Company pursuant to a contractually binding share repurchase plan existing prior to the preceding dividend payment date on which dividends were not paid in full); or

(c)

redeem, purchase or otherwise acquire Series A Preferred Shares (other than (i) by conversion into or exchange for Common Shares or other shares ranking junior to the Series A Preferred Shares with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, (ii) a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares or (iii) with respect to redemptions, a redemption pursuant to which all Series A Preferred Shares are redeemed).

(2)

Notwithstanding the foregoing, if the board of directors (or a duly authorized committee of the board of directors) elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the Series A Preferred Shares or any class or series of the Company’s shares that rank on parity with the Series A Preferred Shares with respect to dividends, then, to the extent permitted by the terms of the Series A Preferred Shares and each outstanding class or series of the Company’s shares that rank on parity with the Series A Preferred Shares with respect to dividends, such partial dividends shall be declared on Series A Preferred Shares and class or series of the Company’s shares that rank on parity with the Series A Preferred Shares with respect to dividends, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any class or series of the Company’s shares that rank on parity with the Series A Preferred Shares with respect to dividends that bear dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such class or series of the Company’s shares that rank on parity with the Series A Preferred Shares with respect to dividends current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Shares or any class or series of the Company’s shares that rank on parity with the Series A Preferred Shares with respect to dividends (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, the board of directors (or a duly authorized committee of the board of directors) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any class or series of the Company’s shares that rank on parity with the Series A Preferred Shares with respect to dividends and dividend period(s) with respect to the Series A Preferred Shares for the purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such class or series of the Company’s shares that rank on parity with the Series A Preferred Shares with respect to dividends and the Series A Preferred Shares.

(3)

Subject to the foregoing, dividends (payable in cash, shares or otherwise) as may be determined by the board of directors (or a duly authorized committee of the board of directors) may be declared and paid on any Common Shares or other shares ranking junior to the Series A Preferred Shares with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up from time to time out of any funds legally available therefor, and the Series A Preferred Shares shall not be entitled to participate in any such dividend.

27.3.5 Liquidation Preference.

(1)

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares will be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders (i.e., after satisfaction of all the Company’s liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of shares ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Shares, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of Common Shares or any other class or series of the Company’s shares ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Shares (the “liquidation preference”).

(2)

If, upon such voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the assets of the Company legally available for distribution to the Company’s shareholders are insufficient to pay the full amount of the liquidation preference on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of each other class or series of shares of the Company ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Shares, then the holders of Series A Preferred Shares and each such other class or series of shares of the Company ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Shares will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled. In any such distribution, the “liquidation preference” of any holder of the Company’s shares other than the Series A Preferred Shares means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or Shares on which dividends accrue on a non-cumulative basis and, in the case of any holder of shares on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(3)

Holders of Series A Preferred Shares will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Company, no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date.

(4)

If the liquidation preference has been paid in full to all holders of Series A Preferred Shares and each such other class or series of shares ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Shares, holders of Series A Preferred Shares and each such other class or series of shares ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Shares will have no right or claim to any of the Company’s remaining assets and the holders of shares of Common Shares or any class or series of shares ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Shares, will be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.

(5)

The consolidation, merger or other business combination of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the assets, property or business of the Company will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

27.3.6 Optional Redemption in Connection With $8 VWAP Event.

(1)

The Series A Preferred Shares are perpetual and have no maturity date. The Series A Preferred Shares are not redeemable prior to the one-year anniversary of the Original Issue Date, except under the circumstances described in Article 27.3.8 hereof.

(2)

Upon the occurrence of an $8 VWAP Event (as defined hereafter) on or after the one-year anniversary of the Original Issue Date, the Series A Preferred Shares may be redeemed at the Company’s option, in whole or in part, and within ninety (90) days after the date of the $8 VWAP Event, at a redemption price of $25.00 per Series A Preferred Share, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Shares up to, but not including, the date of such redemption (the “Redemption Date”), upon the giving of notice, as provided in Article 27.3.7 hereof.

(3)

As used in this Certificate, an “$8 VWAP Event” is when, after the Original Issue Date, the volume weighted average price of the Common Shares on the Nasdaq Capital Market for five consecutive trading days (as reported by Bloomberg L.P. based on a trading day from 9:30 a.m. to 4:02 p.m. (New York City time)) is at least $8.00.

27.3.7 Redemption Procedures.

(1)

In the event the Company elects to redeem Series A Preferred Shares, notice of redemption will be mailed to each holder of record of Series A Preferred Shares called for redemption at such holder’s address as it appears on the Company’s share transfer records, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Preferred Shares. Notwithstanding the foregoing, if the Series A Preferred Shares are issued in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Shares at such time and in any manner permitted by such facility.

(2)	The notice will notify the holder of the election to redeem the shares and will state at least the following:

(a)	the Redemption Date;

(b)	the redemption price;

(c)

the number of Series A Preferred Shares to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder or the method for determining such number);

(d)	the place(s) where holders may surrender certificates, if any, evidencing the Series A Preferred Shares for payment;

(e)

if applicable, that the Series A Preferred Shares are being redeemed pursuant to the Company’s optional redemption right in connection with an $8 VWAP Event or the Company’s special optional redemption right in connection with the occurrence of a Delisting Event or Change of Control (each as defined hereafter), as applicable, and a brief description of the transaction or transactions or circumstances constituting such $8 VWAP Event, Delisting Event or Change of Control, as applicable; and

(f)	that dividends on such Series A Preferred Shares will cease to accumulate on the date prior to the Redemption Date.

(3)

If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or by lot. So long as all Series A Preferred Shares are held of record by the nominee of DTC, the Company will give notice, or cause notice to be given, to DTC of the number of Series A Preferred Shares to be redeemed, and DTC will determine the number of Series A Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Shares for its own account). A participant may determine to redeem Series A Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series A Preferred Shares from the accounts of other beneficial owners. Subject to the provisions hereof, the board of directors (or a duly authorized committee of the board of directors) shall have full power and authority to prescribe the terms and conditions on which Series A Preferred Shares shall be redeemed from time to time. If the Company shall have issued certificates for the Series A Preferred Shares and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(4)

On or after the Redemption Date, each holder of Series A Preferred Shares to be redeemed that holds a certificate other than through DTC book entry must present and surrender the certificates evidencing the Series A Preferred Shares at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(5)

From and after the Redemption Date or, if notice of redemption has been duly given, and if on or before the Redemption Date specified in the notice, all funds necessary for the redemption have been set aside by the Company, separate and apart from the Company’s other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, in each case unless the Company defaults in payment of the redemption price: (i) all dividends on the shares designated for redemption in the notice will cease to accumulate on or after the Redemption Date; (ii) all rights of the holders of the shares, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the date prior to the Redemption Date), will cease and terminate; and (iii) the shares designated for redemption in the notice will be deemed to not be outstanding for any purpose whatsoever.

(6)

Any funds held in trust and unclaimed at the end of two years from the Redemption Date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Company’s other funds, and after that time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

(7)

Notwithstanding any other provision herein, any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

27.3.8 Special Optional Redemption.

(1)

During any period of time (whether before or after the one-year anniversary of the Original Issue Date) that both (i) the Series A Preferred Shares are no longer (a) listed on The Nasdaq Stock Market LLC (“Nasdaq”), the New York Stock Exchange LLC (the “NYSE”), or the NYSE American LLC (the (“NYSE AMER”) or (b) listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but any Series A Preferred Shares are still outstanding (collectively, a “Delisting Event”), the Company may, at its option, redeem the Series A Preferred Shares, in whole or in part and within ninety (90) days after the date of the Delisting Event, by paying $25.00 per Series A Preferred Share, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Shares up to, but not including, the Redemption Date.

(2)

During any period of time (whether before or after one-year anniversary of the Original Issue Date), upon the occurrence of a Change of Control (as defined hereafter), the Company may, at its option, redeem the Series A Preferred Shares, in whole or in part and within ninety(90) days after the first date on which such Change of Control occurred, by paying $25.00 per Series A Preferred Share, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Shares up to, but not including, the date of such redemption.

(3)	As used in this Certificate, a “Change of Control” is when, after the Original Issue Date, the following have occurred and are continuing:

(a)

any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the board of directors;

(b)

Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the board of directors (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the Current Directors then on the board of directors);

(c)

(i) the complete liquidation of the Company or (ii) the merger or consolidation of the Company, other than a merger or consolidation in which (x) the holders of the common shares of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common shares of the continuing or surviving corporation immediately after such consolidation or merger or (y) the board of directors immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Company; or

(d)

the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Company.

(4)	The redemption procedures set forth in Article 27.3.7 will apply to any redemption under this Article 27.3.8.

27.3.9 Conversion.

(1)

The Series A Preferred Shares are convertible into Common Shares at a conversion ratio of (a) the $25.00 per share liquidation preference divided by (b) $1.00 (the denominator of such conversion ratio, the “Conversion Price”). Any declared but unpaid dividends shall be paid upon such a conversion to the holder of Series A Preferred Stock in cash. Notwithstanding the foregoing, the Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company or any other entity, except as provided for in this Article 27.3.9.

(2)

The Company will not issue fractional Common Shares upon the conversion of Series A Preferred Shares. In the event that the conversion would result in the issuance of fractional shares of Common Shares, the Company will pay the holder of Series A Preferred Shares the cash value of such fractional shares in lieu of such fractional shares based on a value per full Common Share equal to the Conversion Price then in effect.

(3)

To exercise the conversion right, each holder of Series A Preferred Shares will be required to notify the Company of the number of Series A Preferred Shares to be converted and otherwise to comply with any applicable procedures required by the Transfer Agent or DTC for effecting the conversion.

(4)

Series A Preferred Shares as to which the conversion right has been properly exercised will be converted into the applicable number of Common Shares (the “Conversion Shares”). The Company will take commercially reasonable efforts to deliver the applicable Conversion Shares no later than the third business day following receipt of the conversion notice from the holder of Series A Preferred Shares.

(5)

If, at any time while the Series A Preferred Shares are outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition), any Common Shares (or any securities of the Company which would entitle the holder thereof to acquire at any time Common Shares, including any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares (“Common Share Equivalents”)) entitling any party to acquire Common Shares at an effective price per share that is lower than the Conversion Price then in effect (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Shares or Common Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced so as to be to equal the Base Conversion Price, provided that (i) the Base Conversion Price shall not be less than $0.20 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the Original Issue Date) and (ii) and (ii) for so long as the Common Shares are listed on the TSX Venture Exchange (A) any reduction to the Conversion Price pursuant to this provision will be subject to the prior approval of the TSX Venture Exchange, and (B) the Base Conversion Price shall not be less than the Market Price (as that term is defined in the policies of the TSX Venture Exchange). The Conversion Price shall also be subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the Original Issue Date. Notwithstanding the foregoing, no adjustment will be made under this Article 27.3.9(5) in respect of an Exempt Issuance (as defined below). The Company shall notify the holders of Series A Preferred Shares in writing, no later than the business day following the issuance or deemed issuance of any Common Shares or Common Share Equivalents subject to this Article 27.3.9(5), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Article 27.3.9(5), upon the occurrence of any Dilutive Issuance, the holders of Series A Preferred Shares are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the holder accurately refers to the Base Conversion Price in the notice of conversion. The adjustment under this Article 27.3.9(5) may be waived with respect to a particular Dilutive Issuance on behalf of all holders of Series A Preferred Shares by the affirmative written consent or vote of the holders of at least a majority of the Series A Preferred Shares then outstanding.

“Exempt Issuance” means the sale or issuance of (i) Common Shares or options or other equity awards issued to employees or directors of the Company pursuant to a plan, agreement or arrangement approved by the Board of Directors; (ii) securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities; (iii) Common Shares, options or convertible securities issued as acquisition consideration pursuant to the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith until the 180th day after the Original Issue Date, and provided that any such issuance shall only be to a party (or to the equity holders of a party) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (iv) Common Shares, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith until the 180th day after Original Issue Date, and provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and (v) Common Shares issued in connection with the issuance of bona fide commercial bank debt or equipment lease transactions, provided that such issuances are approved by the Board of Directors provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith until the 180th day after the Original Issue Date.

27.3.10 Voting Rights.

(1)	Holders of Series A Preferred Shares shall not have any voting rights, except as set forth in this Article 27.3.10 or as otherwise required by law.

(2)

In any matter in which the Series A Preferred Shares may vote (as expressly provided herein or as may be required by law), each Series A Preferred Share shall be entitled to one vote per $25.00 of liquidation preference; provided that if the Series A Preferred Shares and any other Shares ranking on parity to the Series A Preferred Shares as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up are entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective liquidation preferences.

(3)

As used in this Article 27.3, “voting preferred shares” means any other class or series of the Company’s preferred shares ranking equally with the Series A Preferred Shares as to dividends (whether cumulative or non-cumulative) and the distribution of the Company’s assets upon liquidation, dissolution or winding up and upon which like voting rights to the Series A Preferred Shares have been conferred and are exercisable.

(4)

So long as any Series A Preferred Shares remain outstanding, the Company will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares and each other class or series of preferred shares entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

(a)

authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of shares ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Company or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

(b)

amend, alter or repeal the provisions of these Articles or the Company’s Notice of Articles, insofar as the Notice of Articles relates to the Company’s authorized capital, including the terms of the Series A Preferred Shares, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Company’s assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares, taken as a whole.

(5)

If any event described in Article 27.3.10(4)(b) would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares, taken as a whole, disproportionately relative to any other class or series of voting preferred Shares, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting as a separate class, will also be required. Furthermore, if holders of Series A Preferred Shares receive the $25.00 per share of the Series A Preferred Shares liquidation preference plus all accrued and unpaid dividends thereon or greater amounts pursuant to the occurrence of any of the event described in 27.3.10(4)(b), then such holders shall not have any voting rights with respect to the event described in 27.3.10(4)(b).

(6)	The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Shares:

(a)

any increase in the number of authorized Common Shares or preferred shares or the creation or issuance of shares or any class or series ranking, as to dividends (whether cumulative or not) or the distribution of assets upon the Company’s liquidation, dissolution or winding up, on parity with, or junior to, the Series A Preferred Shares; or

(b)

the amendment, alteration or repeal or change of any provision of the Articles or the Company’s Notice of Articles, insofar as the Notice of Articles relates to the Company’s authorized capital, as a result of a merger, consolidation, reorganization or other business combination, if (x) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, the Series A Preferred Shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Shares, taken as a whole, immediately prior to such consummation.

(7)	Without the consent of the holders of Series A Preferred Shares, the Company may amend, alter, supplement or repeal any terms of the Series A Preferred Shares:

(a)

to cure any ambiguity, or to cure, correct or supplement any provision contained in this Article 27.3 for the Series A Preferred Shares that may be defective or inconsistent, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Shares, taken as a whole;

(b)

to conform this Article 27.3 to the description of the Series A Preferred Shares set forth in the Company’s final prospectus filed with the U.S. Securities and Exchange Commission related to the initial issuance of Series A Preferred Shares in connection with the Company’s Registration Statement on Form F-1 (Registration No. 333-264859); or

(c)	to make any provision with respect to matters or questions arising with respect to the Series A Preferred Shares that is not inconsistent with the provisions of this Article 27.3.

(8)

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by the Company for the benefit of the holders of Series A Preferred Shares to effect the redemption within ninety (90) days unless all or a part of the outstanding Series A Preferred Shares are being redeemed with the proceeds from the sale of shares of, any class or series of shares ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon the Company’s liquidation, dissolution or winding up.

(9)

The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the board of directors (or a duly authorized committee of the board of directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of these Articles, applicable law (including the Business Corporations Act) and any national securities exchange or other trading facility on which the Series A Preferred Shares may be listed or traded at the time.

(10)

Holders of Series A Preferred Shares will not have any voting rights with respect to, and the consent of the holders of Series A Preferred Shares is not required for, the taking of any corporate action, including any merger or consolidation involving the Company or a sale of all or substantially all of the Company’s assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Shares, except as set forth above.

27.3.11 Redemption Upon Request of Holder in Connection with Change of Control.

(1)

Upon the occurrence of a Change of Control that is approved by the Board of Directors, each holder of Series A Preferred Shares may require the Company to redeem all or a portion of such holder’s Series A Preferred Shares at a per share redemption price of $25.00, plus declared and unpaid dividends to, but excluding, the effective date of the Change of Control).

(2)

Upon not less than 30 nor more than 60 days’ following the occurrence of a Change of Control, the Company will provide to holders of Series A Preferred Shares a written notice (in a manner prescribed by this Article 27.3) of occurrence of the Change of Control that describes the procedure for delivering a redemption request pursuant to this Article 27.3.11 (a “Change of Control Redemption Request”). Holders will be required to tender such Series A Preferred Shares in connection with the delivery of a Change of Control Redemption Request and will receive payment for the redemption of such Series A Preferred Shares no later than the third business day following the delivery of the Change of Control Redemption Request.

(3)	In addition to the procedures set forth in this Article 27.3.11, the redemption procedures set forth in Article 27.3.7(4) and (7) will apply to any redemption under this Article 27.3.11.

27.3.12 No Preemptive Rights.

Holders of Series A Preferred Shares do not have any preemptive rights.

27.3.13 No Maturity, Sinking Fund or Mandatory Redemption.

The Series A Preferred Shares have no maturity date and the Company is not required to redeem the Series A Preferred Shares at any time. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely, unless the Company decides, at its option, to exercise its redemption right or, under circumstances where the holders of Series A Preferred Shares have a conversion right, such holders convert the Series A Preferred Shares into the Company’s common Shares. The Series A Preferred Shares are not subject to any sinking fund.

27.3.14 Exclusion of Other Rights.

The Series A Preferred Shares do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Article 27.3.

27.3.15 Headings of Subdivisions.

The headings of the various subdivisions of this Article 27.3 are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

27.3.16 Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares set forth in this Article 27.3 are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Shares set forth in this Article 27.3 which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

27.3.17 Record Holders.

To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the record holder of any share of the Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

27.3.18 Notices.

All notices or communications in respect of the Series A Preferred Shares will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article 27.3 or in these Articles or by applicable law.

27.3.19 Certificates.

The Company may at its option issue Series A Preferred Shares without certificates. If DTC or its nominee is the registered owner of the Series A Preferred Shares, the following provisions of this Article 27.3.19 shall apply. If and as long as DTC or its nominee is the registered owner of the Series A Preferred Shares, DTC or its nominee, as the case may be, shall be considered the sole owner and holder of all such Series A Preferred Shares of which DTC or its nominee is the registered owner for all purposes under the instruments governing the rights and obligations of holders of Series A Preferred Shares. If DTC discontinues providing its services as securities depositary with respect to the Series A Preferred Shares, or if DTC ceases to be registered as a clearing agency under applicable securities laws, in the event that a successor securities depositary is not obtained within ninety (90) days, the Company shall either print and deliver certificates for the Series A Preferred Shares or provide for the direct registration of the Series A Preferred Shares with the Transfer Agent. If the Company decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), the Company shall print certificates representing the Series A Preferred Shares and deliver such certificates to DTC or shall provide for the direct registration of the Series A Preferred Shares with the Transfer Agent. Except in the limited circumstances referred to above, owners of beneficial interests in the Series A Preferred Shares of which DTC or its nominee is the registered owner:

(a)	shall not be entitled to have such Series A Preferred Shares registered in their names;

(b)	shall not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series A Preferred Shares; and

(c)	shall not be considered to be owners or holders of Series A Preferred Shares for any purpose under the instruments governing the rights and obligations of holders of Series A Preferred Shares.

27.3.20 Restatement of Articles.

On any restatement of these Articles, Article 27.3.1 through Article 27.3.19 of this Article 27.3 shall be included in the Articles under the heading “9.0% Series A Cumulative Perpetual Preferred Shares” and this Article 27.3.20 may be omitted. If the board of directors so determines, the numbering of Article 27.3.1 through Article 27.3.19 may be changed for convenience of reference or for any other proper purpose.